U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

  Dickson,                            Jeffery
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   (Last)                            (First)              (Middle)

  110 East Douglas Rd
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                                    (Street)

  Oldsmar,                             FL                   34677
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol


     eAutoclaims  (EACC)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


       June through November 2002
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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                       2A.          3.           Disposed of (D)                 Securities     Form:     7.
                           2.          Deemed       Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           Transaction Execution    Code         ------------------------------- Owned at end   (D) or    Indirect
1.                         Date        Date, if any (Instr. 8)                  (A)              of Issuer's    Indirect  Beneficial
Title of Security          (Month/Day/ (Month/Day/                   Amount     or      Price    Fiscal Year    (I)       Ownership
(Instr. 3)                   Year)       Year)                                  (D)              (Instr. 3 & 4) (Instr.4) (Instr. 4)
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

Common Stock               6/4/02 thru              P                7,954      A       $0.14    174,450        D
                             11/30/02                                                    to $0.44
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  Note: The Company analyzed Mr. Dickson's transactions and has received a disgorgement check totaling $1,456 from Mr. Dickson, for purchases of stock between April 1, 2002 and September 30, 2002.
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
*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
               2.                                                                                          Deriv-    of
               Conver-                          5.                              7.                         ative     Deriv-  11.
               sion                             Number of                       Title and Amount           Secur-    ative   Nature
               or              3A               Derivative    6.                of Underlying     8.       ities     Secur-  of
               Exer-           Deemed  4.       Securities    Date              Securities        Price    Bene-     ity:    In-
               cise    3.      Execu-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
               Price   Trans-  tion    action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.             of      action  Date,   Code     of(D)         (Month/Day/Year)            Amount  ative    at end    In-     ficial
Title of       Deriv-  Date    if any  (Instr.  (Instr. 3,    ----------------            or      Secur-   of year   direct  Owner-
Derivative     ative   (Month/ (Month/ 8)       4 and 5)      Date     Expira-            Number  ity      (Instr.   (I)     ship
Security       Secur-  Day/    Day/             ------------  Exer-    tion               of      (Instr.     4)     (Instr. (Instr.
(Instr. 3)     ity     Year)   Year)             (A)   (D)    cisable  Date     Title     Shares  5)                 4)      4)
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

Stock Options                                                                                               997,000   D
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NOTE: There have not been any changes to Mr. Dickson's stock option ownership interest in the current period.
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
Explanation of Responses:




     /s/ Jeffery Dickson                                       December 17, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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